Exhibit 10.29

Secured Promissory Note

$104,050.00	Camarillo, California June 11, 2001

For value received, the undersigned Mike Ambrose (“Borrower”) promises to pay the principal amount of $132,109.00, plus interest at the rate of 7% per annum, to the order of Interlink Electronics, Inc. or its successors or assigns (“Lender”). The effective date of this secured promissory note (this “Note”) is June 11, 2001 (the “Effective Date”).

An initial payment (the “Initial Payment”) on this Note equal to twenty five percent of the principal amount, plus accrued and unpaid interest, shall be made within twenty days of the Effective Date. The Initial Payment shall be made in cash, in shares of Lender’s common stock having a fair market value equal to the Initial Payment, or in options to purchase shares of the Lender’s common stock having a value equal to the Initial Payment. The balance of principal amount of this Note, plus accrued and unpaid interest, shall be made in three equal installments, either in the form of cash, in shares of the Lender’s common stock having a fair market value equal to the principal, plus accrued and unpaid interest, payable on the applicable payment date, or in options to purchase shares of the Lender’s common stock having value equal to the principal, plus accrued and unpaid interest, payable on the applicable payment date, each payable on the first, second and third anniversary of the Effective Date, respectively.

All payments shall be due and payable at Lender’s office at 546 Flynn Road, Camarillo, CA 93012, or such other reasonable places Lender shall specify in writing before the due date. All payments shall be applied first against accrued and unpaid interest and then against principal. This Note may be prepaid, at any time and from time to time, in whole or in part, without penalty or premium. Any prepayment shall include accrued and unpaid interest to the date of prepayment on the amount prepaid.

The following events shall constitute a default under this Note: (1) the failure of Borrower to make any payment when due and payable under this Note; and (2) a material breach by Mike Ambrose (“Pledgor”) of his obligations under the Pledge Agreement of even date herewith among Pledgor and Interlink Electronics, Inc. (the “Pledge Agreement”).

If any payment due pursuant to this Note is not made within 30 days after the due date, then at the option of the Lender, the entire indebtedness represented by this Note shall become due and payable. Failure or delay of Lender to exercise this option shall not constitute a waiver of the right to exercise the option in the event of subsequent default or in the event of continuance of any existing default after demand for the performance of the terms of this Note.

The Borrower waives presentment for payment, notice of dishonor, protest, notice of protest and diligence in collection, and consents that the time of payment on any part of this Note may be extended by Lender without otherwise modifying, altering, releasing, affecting or limiting Borrower’s liability.

The obligation evidenced by this Note is secured by the pledge of the securities owned by Borrower pursuant to the Pledge Agreement.

In any action to collect amounts under this Note, Lender shall be entitled to cover reasonable costs of collection, including attorneys’ fees in any legal action, appeal or bankruptcy proceeding.

This Note shall be governed by, and construed and interpreted in accordance with the law of the State of California.

Borrower:	/s/ MIKE AMBROSE

Print Name Mike Ambrose

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